                                                                  Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of ACT Manufacturing, Inc. dated September 8, 2000 of our report dated June 6, 2000 and contained in Registration Statement No. 333-41406 of ACT Manufacturing, Inc. on Form S-3 under the Securities Act of 1933 insofar as such report relates to the Statement of Assets and Liabilities and the related Statement of Revenues, Direct and Certain Allocated Costs and Expenses of Bull Electronics Angers S.A. for the year ended December 31, 1999.

Deloitte Touche Tohmatsu
/s/ Frederic Moulin

Neuilly sur Seine, France
September 7, 2000